Exhibit 21.1

SUBSIDIARIES OF PAYMENTUS HOLDINGS, INC.

Name	Jurisdiction of Incorporation or Organization
Paymentus Group, Inc. (1)	Delaware
Paymentus Corporation (2)	Delaware
PROFIT Financial, Inc. (2)	Delaware
Paymentus Acquisition Corp. (2)	Delaware
Paxcom India Private Limited (2)	India
PayVeris, LLC (2)	Delaware
Paymentus Financial, LLC (3)	Delaware
Paymentus (Canada) Corporation (4)	Nova Scotia, Canada

(1)
Wholly owned by Paymentus Holdings, Inc.
(2)
Wholly owned by Paymentus Group, Inc.
(3)
Wholly owned by Paymentus Corporation
(4)
Wholly owned by Paymentus Acquisition Corp.